Exhibit 99.1

cbdMD, Inc. Announces Closing of $13.8 million Public Offering
CHARLOTTE, NC, May 15, 2019 (BUSINESS NEWSWIRE) – cbdMD, Inc. (NYSE American: YCBD), today announced the closing of its previously announced underwritten public offering for total gross proceeds of $13,800,000, prior to deducting underwriting discounts, commissions and other estimated offering expenses. The company sold an aggregate of 2,300,000 shares of its common stock at a purchase price of $6.00 per share in this offering, which included the full exercise of the over-allotment options of 300,000 shares of common stock. cbdMD, Inc. intends to use the net proceeds for general working capital purposes.

ThinkEquity, a division of Fordham Financial Management, Inc., acted as representative of the underwriters in the offering.

The shares described above are being offered by cbdMD pursuant to a shelf registration statement on Form S-3 (File No. 333-228773) previously filed with and subsequently declared effective by the Securities and Exchange Commission (SEC). This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A final prospectus supplement and accompanying base prospectus relating to this offering have been filed with the SEC and are available at the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673, by email at prospectus@think-equity.com.

About cbdMD, Inc.
cbdMD, Inc. (NYSE American: YCBD) owns and operates the nationally recognized consumer cannabidiol (CBD) brand cdbMD, whose current products include CBD gummies, CBD tinctures, CBD topical, CBD bath bombs, CBD oils and CBD pet products. The company also operates licensing and corporate brand management businesses as well as the products division.

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the SEC, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Company Contact:
cbdMD, Inc.
Mark S. Elliott, Chief Financial Officer and Chief Operating Officer
(704) 362-6345
mark@levelbrands.com

Investor Contact:
Dave Gentry, CEO
RedChip Companies
(407) 491-4498
dave@redchip.com